Exhibit 10.1

[Confidential Portions Omitted]

NON-EXCLUSIVE LICENSE AND RESEARCH
COLLABORATION AGREEMENT

by and between

MERCK & CO., INC.

and

GENETRONICS BIOMEDICAL CORPORATION

and

GENETRONICS, INC.

*Confidential portion omitted and filed separately with the Commission.

TABLE OF CONTENTS

1.	DEFINITIONS

2.	RESEARCH PROGRAM

	2.1	General

	2.2	Conduct of Collaboration

	2.3	Use of Collaboration Funding

	2.4	Joint Collaboration Committee

	2.5	Exchange of Information

	2.6	Records and Reports

	2.7	Collaboration Information and Inventions

	2.8	Collaboration Term

	2.9	Materials

3.	LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

	3.1	License Grant

	3.2	Trademark License

	3.3	Supply of Genetronics Device

	3.4	No Implied Licenses

4.	CONFIDENTIALITY AND PUBLICATION

	4.1	Nondisclosure Obligation

	4.2	Publication

	4.3	Publicity/Use of Names

5.	PAYMENTS; ROYALTIES AND REPORTS

	5.1	License Fee

	5.2	Collaboration Funding

	5.3	Milestone Payments

	5.4	Royalties

	5.5	Reports; Payment of Royalty

	5.6.	Audits

	5.7	Payment Exchange Rate

	5.8	Income Tax Withholding

6.	REPRESENTATIONS AND WARRANTIES

	6.1	Representations and Warranties of Genetronics

	6.2	Representations and Warranties of Merck

	6.3	Indemnification

	6.4	Claims Procedures.

	6.5	Limited Liability

7.	REGULATORY AFFAIRS

	7.1	Regulatory Approvals

	7.3	Medical Inquiries

	7.4	Adverse Experience and Reaction Reporting

8.	PATENT PROVISIONS

	8.1	Filing, Prosecution and Maintenance of Patents

	8.2	Interference, Opposition, Reexamination and Reissue

	8.3	Enforcement and Defense

	8.4	Patent Term Restoration

9.	TERM AND TERMINATION

	9.1	Term and Expiration

	9.2	Termination Without Cause

	9.3	Termination for Cause

	9.4	Effect of Expiration or Termination; Survival

10.	MISCELLANEOUS

	10.1	Force Majeure

	10.2	Assignment/ Change of Control

	10.3	Severability

	10.4	Notices

	10.5	Applicable Law

	10.6	Dispute Resolution

	10.7	Entire Agreement; Amendments

	10.8	Headings

	10.9	Independent Contractors

	10.10	Waiver

i

10.11	Cumulative Remedies

10.12	Waiver of Rule of Construction

10.13	Counterparts

SCHEDULE 1.29	GENETRONICS PATENT RIGHTS

SCHEDULE 3.3	SUPPLY OF GENETRONICS DEVICES

SCHEDULE 4.3	PRESS RELEASE

ii

NON-EXCLUSIVE LICENSE AND RESEARCH
COLLABORATION AGREEMENT

THIS AGREEMENT, effective as of the date that the Agreement is last signed by both Parties (the “Effective Date”), by and between Merck & Co., Inc., a corporation organized and existing under the laws of New Jersey, with an address at One Merck Drive, Whitehouse Station, NJ 08889-0100 (“Merck”), on the one hand, and Genetronics Biomedical Corporation, a corporation organized and existing under the laws of Delaware, (“GBC”) and Genetronics, Inc., a corporation organized and existing under the laws of the state of California (“GI”), on the other hand, each with an address at 11199 Sorrento Valley Road, San Diego, CA 92121-1334, United States of America (GEB and GI shall be known together as “Genetronics”).

RECITALS:

WHEREAS, Genetronics has developed or otherwise Controls Genetronics Technology (as hereinafter defined) and has rights to Genetronics Patent Rights (as hereinafter defined);

WHEREAS, Merck and Genetronics desire to enter into a collaboration to develop Genetronics Device(s) and Merck Product(s) in the Field upon the terms and conditions set forth herein;

WHEREAS, Merck desires to obtain a license under the Genetronics Patent Rights and Genetronics Technology, upon the terms and conditions set forth herein and Genetronics desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.                                      DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1                               “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.2                               “Additional Antigen” shall mean an Antigen other than an Initial Antigen, and any Constructs thereof, in each case in the Field.

1.3                               “Affiliate” shall mean (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Genetronics; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Genetronics.

1.4                               “Animal Indication” shall mean an Indication for the treatment and/or prevention of disease(s) or medical condition(s) in animals other than humans.

1.5                               “Antigen” shall mean a distinct and uniquely identifiable macromolecular species that is capable, under appropriate conditions, of inducing a specific immune response.

1.6                               “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7                               “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.8                               “Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial and/or Phase III Clinical Trial.

1.9                               “Collaboration Term” shall mean the duration of the Collaboration, as described more fully in Section 2.8.

1.10                        “Collaboration” shall mean the research and development activities undertaken by the Parties relating to the Genetronics Device as set forth in Article 2.

1.11                        “Committee” shall mean the joint collaboration committee established to facilitate the Collaboration, as more fully described in Section 2.4.1.

1.12                        “Confidential Information” shall mean any and all information and data, including without limitation all Merck Know-How, Genetronics Technology, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.13                        “Constructs” shall mean any post-translational modifications or variants of the Antigen, and any proteins, protein-constructs, or other immunogens derived from an Antigen.

1.14                        “Control”, “Controls” or “Controlled by” shall mean with respect to any item of or right under Genetronics Patent Rights or Genetronics Technology or Merck Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.  For avoidance of doubt, patent rights and know-how Controlled by Genetronics Biomedical Corporation shall be deemed to be Genetronics Patent Rights and Genetronics Technology “Controlled” by Genetronics.

1.15                        “Derived” or “derived” shall mean obtained, created, synthesized or otherwise generated from, or discovered, designed or developed using.

1.16                        “Device Custom Know-How” shall mean the Merck Specifications for the Genetronics Applicator and/or Genetronics Custom Components, any materials used solely pursuant to Merck Specifications to develop and/or manufacture the Genetronics Applicator and/or Genetronics Custom Components (including blanks used for manufacture of the Genetronics Applicator and/or Genetronics Custom Components), and any enhancements and/or modifications to the Genetronics Applicator and/or Genetronics Custom Components developed solely pursuant to Merck Specifications (and not used more generally by Genetronics in any products for other customers), in each case for which Genetronics’ design and development costs are funded by Merck as part of the Collaboration

1.17        “Expiration” of the Agreement shall have the meaning provided for in Section 9.1.

1.18                        “Field” shall mean the Genetronics Device-assisted delivery of a DNA vaccine for prophylactic and/or therapeutic use in diseases or medical conditions in animals or humans involving [*].  For avoidance of doubt, the Field does not include diseases or medical conditions outside (i) or (ii) above, and would not, for example, include prevention and/or treatment [*], but would include, for example, [*].

1.19                        “Filing” of an IND or NDA shall mean the acceptance by a Regulatory Authority of an IND or NDA for filing.

1.20                        “First Commercial Sale” shall mean, with respect to any Merck Product, the first sale for end use or consumption of such Merck Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.21                        “Full Time Equivalent” or “FTE” shall mean the equivalent of a full-time scientist’s or consultant’s work time over a twelve-month period (including an allocation for normal vacations, sick days and holidays).  The portion of an FTE year devoted by a scientist or consultant to the Collaboration shall be determined by dividing the total number of hours during any twelve-month period devoted by such employee to the Collaboration by 1880.

1.22                        “Genetronics Applicator” shall mean a product for which the design and development costs are funded by Merck as part of the Collaboration (including any custom software designed for use with a Merck Product), which product is designed for use solely with the Genetronics Generator (and, if applicable the Genetronics Custom Components) and the Merck Product, and which product is intended to be disposed of after one administration to a patient of a Merck Product, or after a defined number of such administrations of Merck Product.

1.23                        “Genetronics Custom Components” shall mean a product for which the design and development costs are funded by Merck as part of the Collaboration (including any custom software designed for use with a Merck Product), which product is designed for use solely with the Genetronics Generator, Genetronics Applicator and the Merck Product, which product is not intended to be disposed of after one administration to a patient of a Merck Product, or after a defined number of such administrations of Merck Product.

1.24                        “Genetronics Device” shall mean, the Genetronics Applicator, Genetronics Custom Components, and/or Genetronics Generator (we should check to be consistent throughout in use of the term device as the collective equipment).

1.25                        “Genetronics Generator” shall mean an electroporation device, including any software that is not custom designed for use with a Merck Product, for which the manufacture and/or use with Merck Products in the Field would infringe the Genetronics Patent Rights or utilize the Genetronics Technology, including but not limited to generation equipment.

1.26                        “Genetronics Device Modification” shall mean any enhancement or modification, whether or not patentable, in the design, manufacture and parameters of the Genetronics Device. Device Custom Know-How shall not be deemed to be Genetronics Device Modifications to the extent that the same are designed and developed solely pursuant to Merck Specifications, are for use solely with a Merck Product, and the cost of design and development was funded by Merck as part of the Collaboration.

1.27                        “Genetronics Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Collaboration developed or invented solely by employees of Genetronics or other persons not employed by Merck acting on behalf of Genetronics, but not including any Target Antigen or Target Antigen Modification.

1.28                        “Genetronics Intellectual Property” shall mean Genetronics Patent Rights and Genetronics Technology.

1.29                        “Genetronics Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which are Controlled by Genetronics during the Term, including, but not limited to, those listed on Schedule 1.29, which: (i) have been filed as of the Effective Date or are filed during the Collaboration Term and contain applicable claims to the Field, the practice of which would but for a license thereto comprise an infringement, or otherwise claim administration of vaccines by means of or with the assistance of electroporation; or (ii) claim or cover Genetronics Device Modifications, Genetronics Information and Inventions or Joint Information and Inventions; or (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and any foreign equivalents thereof.

1.30                        “Genetronics Technology” shall mean (a) Genetronics Information and Inventions, Genetronics’ rights in Joint Information and Inventions, the Genetronics Device, Device Modifications, and Device Custom Know-How;  and (b) any and all information and materials (including any Target Antigen Modifications provided by Genetronics to Merck), discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which are (i) Controlled by Genetronics as of the Effective Date and which are necessary or useful to Merck in the administration of Merck Products by means of or with the assistance of electroporation (including but not limited to all electroporation equipment, designs thereof, and methods of use thereof, electroporation parameters provided to Merck by Genetronics, and proprietary know-how of Genetronics for gene delivery into tissues using Genetronics electroporation equipment) and (ii) either trade secrets of Genetronics or comprise a parameter claimed under Genetronics Patent Rights.

1.31                        “GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.32                        “IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations of a Merck Product filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.33                        “Indication” shall mean the primary prophylactic and/or therapeutic purpose for which the Merck Product is developed specifically directed towards obtaining regulatory approval for use of such Merck Product pursuant to an approved label claim.  A single Indication shall include the primary disease and variants or sub-divisions or sub-classifications within such primary disease.  For example, for purposes of the Agreement, [*] is a single Indication; treatment of and first line treatment of [*] shall be treated as sub-classifications within the single Indication of [*].  Treatment and prophylaxis of the same disease (e.g. [*]) shall be treated as the same Indication.  However, treatment of any other type of [*], shall be deemed a different Indication from a [*] Indication.  By analogy, a vaccine administered for different Indications (e.g. [*] for [*]) would be treated as different Indications.

1.34                        “Initial Antigen(s)” shall mean [*].

1.35                        “Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of the Collaboration.

1.36                        “Joint Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Collaboration developed or invented jointly by employees of Merck and Genetronics or others acting on behalf of Merck and Genetronics, but not including Genetronics Device Modifications or Device Custom Know-How, the Genetronics Generator, Genetronics Applicator, Genetronics Custom Components or the Genetronics Device (which shall be owned by Genetronics pursuant to Section 2.7(a)), or Target Antigens or Target Antigen Modifications (which shall be owned by Merck pursuant to Section 2.7(b)).

1.37                        “Major Market” shall mean any one of the following countries: United States, Japan, the United Kingdom, France, Germany, Italy or Spain, provided, however, that where a milestone relates to a Filing with or Marketing Authorization by a Major Market country governed by a supranational body, such as the EMEA in the case of the European Union countries, the occurrence of said milestone for that Major Market shall refer to the occurrence of the milestone at the supranational level.

1.38                        “Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Merck Product in any country (including without limitation, all applicable pricing and governmental reimbursement approvals even if not legally required to sell Merck Product in a country).

1.39                        “Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Collaboration developed or invented solely by employees of Merck or other persons not employed by Genetronics acting on behalf of Merck, but not including (i) Genetronics Device Modifications or Device Custom Know-How or (ii) any Genetronics Intellectual Property falling under subsection (b) of “Genetronics Technology,” as defined herein.

1.40                        “Merck Know-How” shall mean any information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Merck’s Information and Inventions and Merck’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise (but expressly excluding Genetronics Intellectual Property, including but not limited to the Genetronics Device, Genetronics Device Modifications and Device Custom Know-How), which, during the term of this Agreement, (i) are in Merck’s possession or control and (ii) are not generally known.

1.41                        “Merck Product(s)” shall mean any pharmaceutical or biological preparation which (i) contains a nucleic acid sequence encoding a Target Antigen or Target Antigen Modification or encoding any additional elements that facilitate an immune response to such Target Antigen or Target Antigen Modification; and (ii) is utilized in conjunction with a Genetronics Device, which preparation is either for sale by prescription, over-the-counter or any other method, or for administration to patients in Clinical Trials, or for administration to animals for the purpose of developing such preparation for animal use, for any and all uses in the Field.  Each Merck Product containing nucleic acid sequences encoding for the same Target Antigen or unique combination of Target Antigens shall be deemed to be the same Merck Product, regardless of the formulation or other clinically active components contained in such Merck Product.  By way of example, a Merck Product containing nucleic acids encoding for both [*] and [*] shall be deemed to be one Merck Product.

1.42                        “Merck Specifications” shall mean those particular Specifications established pursuant to the Collaboration that are established by the Committee and are designed to uniquely distinguish a feature of the Genetronics Applicator and/or the Genetronics Custom Components from features similar in design or function developed or used by Genetronics in products for other Genetronics customers.

1.43                        “NDA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Application Authorization, or similar application or submission for Marketing Authorization of a Merck Product filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in that country or in that group of countries.

1.44                        “Net Sales” shall mean, with respect to any subject sale, the gross invoice price of Merck Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)           trade and quantity discounts other than early pay cash discounts;

(b)           returns, rebates, chargebacks and other similar allowances;

(c)           retroactive price reductions that are actually allowed or granted;

(d)           sales commissions paid to Third Party distributors and/or selling agents;

(e)           a fixed amount equal to [*] of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges; and

(f)            the standard inventory cost of devices or delivery systems used for dispensing or administering Merck Product, other than the Genetronics Device.

1.45                        “Option” shall have the meaning set forth in Section 3.1.2.

1.46                        “Party” shall mean Merck and Genetronics, individually, and “Parties” shall mean Merck and Genetronics, collectively.

1.47                        “Phase I Clinical Trial” shall mean a human clinical trial in any country for a Merck Product that would satisfy the requirements of 21 CFR Part 312.21(a).

1.48                        “Phase II Clinical Trial” shall mean a human clinical trial in any country for a Merck Product that would satisfy the requirements of 21 CFR Part 312.21(b).

1.49                        “Phase III Clinical Trial” shall mean a human clinical trial in any country for a Merck Product that would satisfy the requirements of 21 CFR Part 312.21(c).

1.50                        “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Merck Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.51                        “Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.52                        “Specifications” shall mean the specifications for the Genetronics Device, generally, including electrical parameters.

1.53                        “Supply Agreement” shall mean an agreement for the exclusive supply of Genetronics Generators, Genetronics Custom Components and Genetronics Applicators by Genetronics to Merck during the Term, entered into pursuant to procedures set forth in Section 3.3, and prior to the execution and delivery of such separate agreement, shall mean the terms set forth in Schedule 3.3 and incorporated into this Agreement.

1.54                        “Target Antigen” shall mean, as applicable, an Initial Antigen or, upon exercise of the Option by Merck for a particular Additional Antigen, an Additional Antigen.

1.55                        “Target Antigen Modification” shall mean any enhancement or modification, whether or not patentable, of a Target Antigen, including but not limited to any Constructs thereof.

1.56                        “Term” shall have the meaning set forth in Section 9.1.

1.57                        “Territory” shall mean all of the countries in the world, and their territories and possessions.

1.58                        “Third Party” shall mean an entity other than Merck and its Related Parties, Genetronics and its Affiliates.

1.59                        “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Genetronics Patent Rights (including extensions and/or restorations thereof), which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

2.                                      RESEARCH PROGRAM

2.1                               General

Genetronics and Merck shall engage in the Collaboration in order to develop a Genetronics Device for use with Merck Product(s) upon the terms and conditions set forth in this Agreement.  For avoidance of doubt, the scope of the Collaboration shall not include research and development activities focused on Merck Product(s).  The activities to be undertaken in the course of the Collaboration shall be established by the Committee, subject to the terms of this Agreement.

2.2                               Conduct of Collaboration

Genetronics and Merck each shall proceed diligently with the work pursuant to the Collaboration by using their respective commercially reasonable good faith efforts to allocate sufficient time, effort, equipment and facilities to the Collaboration and to use personnel with sufficient skills and experience as are reasonably required to accomplish the Collaboration in accordance with the terms of this Agreement.

Genetronics and Merck each shall conduct the Collaboration in compliance with all applicable laws, rules and regulations.  In addition, if animals are used in research hereunder, Merck encourages Genetronics to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals.  Each Party hereby certifies that it has not, and will not, employ or otherwise used in any capacity the services of any person debarred under United States law, including but not limited to Section 21 USC §335a, in performing any portion of the Collaboration.

Either Party shall be entitled to utilize the service of Third Parties to perform its Collaboration activities, but only upon the other Party’s prior written consent.  Notwithstanding any such consent, each Party shall remain at all times fully liable for its respective responsibilities under the Collaboration.  In the event that utilization of the services of a Third Party necessitates the disclosure of Confidential Information, then the disclosing Party shall cause such Third Party to enter into a confidentiality agreement with the disclosing Party at least as restrictive as the confidentiality obligations binding the disclosing Party hereunder.

2.3                               Use of Collaboration Funding

Genetronics shall apply the collaboration funding it receives from Merck under Section 5.2 solely to carry out its Collaboration activities in accordance with the terms and conditions of this Agreement.

2.4                               Joint Collaboration Committee

The Parties hereby establish a committee to facilitate the Collaboration as follows:

2.4.1                     Composition of the Joint Collaboration Committee.  The Collaboration shall be conducted under the direction of a joint collaboration committee (the “Committee”) comprised of three (3)

representatives of Merck and three (3) representatives of Genetronics.  Each Party may change its representatives to the Committee from time to time, in its sole discretion, effective upon notice to the other Party of such change.  These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Collaboration.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1.  Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.  The Committee shall be chaired by a representative of Merck.  Decisions of the Committee shall be made unanimously by the representatives.  In the event that the Committee cannot or does not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be determined by Merck, in its sole discretion.  The foregoing notwithstanding, in the event that the Committee is deadlocked as to:  (a) any proposed significant reorientation of the Collaboration, or any request by Merck that Genetronics perform services outside of Genetronics core areas of competency; or (b) any material change in financial or other resources required to be expended by Genetronics in connection with the Collaboration (each, a “Critical Issue”), then the Parties shall refer the Critical Issue to Genetronics’ Chief Executive Officer and Merck’s Executive Vice President, Worldwide Basic Research (or equivalent position) for discussion and resolution.

2.4.2                     Meetings.  The Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than four (4) times per year, with the location for such meetings alternating between Genetronics and Merck facilities (or such other location as may be determined by the Committee).  Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment.  The Committee shall confer regarding the status of the Collaboration, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Collaboration which may be referred to the Committee.

2.4.3                     Project Leaders.  Merck and Genetronics each shall appoint a person (a “Project Leader”) from the Committee to coordinate its part of the Collaboration.  The Project Leaders shall be the primary contact between the Parties with respect to the Collaboration.  Each Party shall notify the other within thirty (30) days of the Effective Date of the appointment of its Project Leader and shall notify the other Party as soon as practicable upon changing this appointment.

2.5                               Exchange of Information

Upon execution of this Agreement, and on an ongoing basis during the Collaboration Term, Genetronics shall disclose to Merck in English and in writing or in an electronic format all Genetronics Technology not previously disclosed.  Merck shall promptly disclose to Genetronics during the Collaboration Term such Merck Know-How which is in Merck’s opinion necessary or useful to Genetronics in the performance of its obligations under the Collaboration.

2.6                               Records and Reports

2.6.1                     Records.  Genetronics shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Collaboration by Genetronics.

2.6.2                     Copies and Inspection of Records.  During the Collaboration Term, and thereafter until achievement of the milestone set forth in Section 5.3.1(a)(iii), Merck shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Genetronics referred to in Section 2.6.1.  Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1.  Merck shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of Genetronics and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable prior written notice, and to discuss the Collaboration work and its results in detail with the technical personnel and consultants of Genetronics.  Upon request, Genetronics shall provide copies of the records described in Section 2.6.1 above.

2.6.3                     Quarterly Reports.  Within thirty (30) days following the end of each Calendar Quarter during the Term, Genetronics shall provide to Merck a written progress report in English which shall describe the work performed to date on the Collaboration, evaluate the work performed in relation to the goals of the Collaboration and provide such other information as may be required by the Collaboration or reasonably requested by Merck relating to the progress of the goals or performance of the Collaboration.

2.6.4                     Periodic Reports.  During the Collaboration Term, and thereafter, in the case of each Merck Product, until the first achievement of the milestone set forth in Section 5.3.1(a)(iii) with respect to such Merck Product, upon Genetronics’ written request made no more frequently than [*], Merck shall provide to Genetronics a written report on the status of all Merck Products developed or under development, including but not limited to progress in development, and status of regulatory filings and approvals.

2.7                               Collaboration Information and Inventions

Subject to the licenses granted herein, the entire right, title and interest in:

(a)                                  Genetronics Patents, Genetronics Technology, Genetronics Information and Inventions, Genetronics Device Modifications and Device Custom Know-How shall be owned solely by Genetronics;

(b)                                 Merck Know-How, Merck Information and Inventions, Target Antigens, and Target Antigen Modifications shall be owned solely by Merck; and

(c)                                  Joint Information and Inventions shall be owned jointly by Genetronics and Merck.

Genetronics shall promptly disclose to Merck in writing the development, making, conception or reduction to practice by Genetronics of Joint Information and Inventions, Device Custom Know-How and Target Antigen Modifications; Merck shall promptly disclose to Genetronics in writing the development, making, conception or reduction to practice by Merck of any Genetronics Device Modification, Device Custom Know-How or Joint Information and Inventions.

2.8                               Collaboration Term

Except as otherwise provided herein, the term of the Collaboration shall commence on the Effective Date, and continue for a period of three (3) years (the “Collaboration Term”).  The Parties may extend the Collaboration Term by mutual written agreement of the authorized representative of the

Parties, and shall, in such case, , among other things, agree upon any modified activities to be performed pursuant to the Collaboration and continued funding of the Collaboration at levels mutually acceptable to the Parties.

2.9                               Materials

Merck may provide Genetronics with sufficient quantities of the Target Antigens, and other materials agreed upon by the Parties’ representatives on the Committee (“Materials”) solely for the purpose of enabling Genetronics to perform its activities under the Collaboration in accordance with the terms of this Agreement.  Such Materials, if provided, are not to be used in humans, nor shall any of the Materials, or any derivatives, analogs, modifications or components thereof, be transferred, delivered or disclosed to any Third Party without the prior written approval of Merck.  Any unused Materials and any derivatives, analogs, modifications or components thereof shall be, at Merck’s option, either returned to Merck, or destroyed in accordance with instructions by Merck.

3.                                      LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

3.1                               License Grant

3.1.1                     Initial Antigens.  Genetronics hereby grants to Merck a non-exclusive, sublicensable license to Genetronics Intellectual Property in the Territory solely (i) to use and import in the Field nucleic acid sequences encoding for one or more of the Initial Antigens, and (ii) to make, have made, use, sell, offer to sell and import Merck Product(s) in the Field containing a nucleic acid sequence encoding for one or more of the Initial Antigens.

3.1.2                     Additional Antigens

(a)           Upon exercise by Merck of the Option pursuant to Section 3.1.2(b) for a particular Additional Antigen, and subject to the terms and limitations set forth in this Section 3.1.2, Genetronics hereby grants to Merck a non-exclusive, sublicensable license to Genetronics Intellectual Property in the Territory solely (i)to use and import nucleic acid sequences encoding for such Additional Antigen in the Field, and (ii) to make, have made, use, sell, offer to sell and import Merck Product(s) containing a nucleic acid sequence encoding for such Additional Antigen in the Field.

(b)           Merck shall have the right to obtain a license pursuant to Section 3.1.2(a) for up to [*] Additional Antigens by exercising the Option for such Antigens pursuant to this 3.1.2(b).  Merck may at any time during the [*] following the Effective Date (the “Option Period”) submit to Genetronics a written request to Genetronics requesting a license pursuant to Section 3.1.2(a).  In submitting such request, Merck shall supply to Genetronics the GenBank® accession number for such Antigen, or the amino acid sequence of such Antigen, or such other information sufficient to identify such Antigen.  Genetronics shall, unless an event described in Section 3.1.2(c) has occurred, notify Merck within thirty (30) days that a license pursuant to Section 3.1.2(a) for the requested Antigen is available and that Merck’s exercise of the Option has been accepted.  The Option shall be deemed to be exercised upon Genetronics providing such written notice to Merck, or if Genetronics fails to notify Merck in writing within such thirty (30) day period that an event described in Section 3.1.2(c) has occurred.  The foregoing notwithstanding, on up to two occasions during the Option Period, Merck may inform Genetronics in writing within ten (10) days of the written notice referred to in the previous sentence (or absent such notice within ten (10) days of the end of such thirty (30) day period) that it no longer wants a license for such Antigen.  Upon such exercise of the Option pursuant to this Section 3.1.2(b), the Antigen for which such Option was exercised shall be deemed to be an Additional Antigen.

(c)           Genetronics shall not be obligated to accept Merck’s request to exercise the Option for a particular Antigen only if, prior to submission of the written request by Merck, such Antigen is the subject of an executed agreement with a Third Party granting exclusive rights to such Antigen, or if such Antigen is the subject of active negotiations with a Third Party for the grant of exclusive rights to such Antigen; provided, however, that if such active negotiations with a Third Party or such exclusive license shall terminate during the Option Period, then Genetronics shall so notify Merck, and Merck shall have the opportunity to renew its written request for a license for such Antigen.  In such an event, Merck’s request shall be deemed to have been made on the date of the earlier request for purposes of calculating the amount of the Option Fee pursuant to Section 3.1.2(d).

(d)           Within thirty (30) days of the exercise of the Option pursuant to Section 3.1.2(b), Merck shall pay to Genetronics an option fee (the “Option Fee”), the amount of which shall be determined as follows:

(i)            If Merck submits its written request for a license pursuant to Section 3.1.2(b) on or before the [*] of the Effective Date, the Option Fee shall be $[*].

(ii)           If Merck submits its written request for a license pursuant to Section 3.1.2(b) after the [*] of the Effective Date, but on or before the [*] of the Effective Date, the Option Fee shall be $[*].

(iii)          If Merck submits its written request for a license pursuant to Section 3.1.2(b) after the [*] of the Effective Date, but on or before the [*] of the Effective Date, the Option Fee shall be $[*].

3.1.3                     Termination of License for a Target Antigen; Substitution of Additional Antigens.  Merck may terminate its license pursuant to Section 3.1.1 for either one or both of the Initial Antigens, or pursuant to Section 3.1.2(a) for any one or all of the Additional Antigens by providing written notice to Genetronics.  Such license shall terminate for such Target Antigen immediately upon receipt of such notice by Genetronics.  In the event that Merck terminates a license for a Target Antigen pursuant to this Section 3.1.3, Merck may obtain a license pursuant to Section 3.1.2(a) for [*] additional Antigens in addition to the [*] provided for in Section 3.1.2(a), subject to the terms and limitations set forth in Section 3.1.2.  In the event Merck terminates a license for a Target Antigen pursuant to this Section 3.1.3, all other terms and conditions of this Agreement shall remain in full force and effect without modification.

3.1.4                     Genetronics Applicator; Genetronics Custom Components.  Genetronics hereby grants to Merck an exclusive, royalty-free, sublicenseable license under the Genetronics Patent Rights and Device Custom Know-How to use, sell, offer to sell and import Genetronics Applicators and Genetronics Custom Components solely for use with a Merck Product in the Field, provided that during the Term, such Genetronics Applicators and Genetronics Custom Components shall be supplied to Merck exclusively by Genetronics pursuant to the Supply Agreement (and until the Parties enter into a separate Supply Agreement, then pursuant to the terms incorporated herein as

Schedule 3.3).  Such license shall become perpetual upon the Expiration of this Agreement pursuant to Section 9.1 or upon termination of the Agreement by Merck pursuant to Section 9.3.1(a) or (b), but shall terminate if this Agreement should terminate for any other reason.

3.2                               Trademark License

During the Term, Genetronics grants to Merck a non-exclusive, sublicensable, royalty-free license in the Field in the Territory to use such trademarks and/or trade names Controlled by Genetronics, to the extent that such trademarks and/or trade names relate to Genetronics Technology, solely in connection with the use, sale, offer to sell and/or import of Merck Product.  The Parties agree to execute an appropriate trademark license for the use by Merck, its Affiliates and/or their sublicensee(s) of one or more Genetronics trademarks and/or trade names in furtherance of and conformity with this Section 3.2, as requested by Merck.  Merck, its Affiliates and their respective sublicensees shall have no obligation to use any Genetronics trademark and/or trade name.  Except as may be limited by the foregoing, Merck, its Affiliates and their respective sublicensees may develop one or more trademarks and/or trade names for use in connection with Merck Product and all rights to such trademark(s) and/or trade name(s) are retained by Merck, its Affiliates and their respective sublicensees. Such license shall become perpetual upon the Expiration of this Agreement pursuant to Section 9.1 or upon termination of the Agreement by Merck pursuant to Section 9.3.1(a) or (b) but shall terminate if this Agreement should terminate for any other reason.  Upon the written request of Genetronics, Merck shall inform Genetronics whether it is utilizing such trademarks and/or trade names Controlled by Genetronics in connection with the use, sale, offer to sell and/or import of Merck Product(s).  If Merck commences utilizing such trademarks and/or trade names, Merck shall with reasonable promptness thereafter inform Genetronics if Merck ceases to utilize such trademarks and/or trade names in connection with the use, sale, offer to sell and/or import of Merck Product(s).

3.3                               Supply of Genetronics Device

3.3.1                     The Parties have agreed upon key terms for the exclusive clinical and commercial supply by Genetronics to Merck of Genetronics Devices during the Term.  Such key terms are attached hereto as Schedule 3.3, and unless and until the Parties shall enter into a separate Supply Agreement pursuant to this Section 3.3, the terms set forth on Schedule 3.3 shall be deemed incorporated into this Agreement and shall be binding upon and enforceable against the Parties as fully as if set forth herein.  Subject to the limitations set forth in the Supply Agreement, during the Term, Merck shall exclusively source all Genetronics Device(s) (including Genetronics Applicators and Genetronics Custom Components) from Genetronics, and Genetronics shall, subject to Merck’s compliance with the forecasting and ordering provisions of the Supply Agreement, supply all of Merck’s requirements of Genetronics Device(s) (including Genetronics Applicators and Genetronics Custom Components).

3.3.2                     Six (6) months prior to the planned initiation of Phase I Clinical Trials by Merck, the Parties shall agree upon the detailed Specifications and supply terms on terms no less favorable to either Party than those set forth in Schedule 3.3, for the supply of the Genetronics Devices, including Genetronics Applicators and Genetronics Custom Components, for the conduct of Phase I and Phase II Clinical Trials.  Prior to execution of such a Supply Agreement for Clinical Trial use, the Parties shall also memorialize in writing the principal supply terms consistent with Schedule 3.3 for commercial supply of a Genetronics Device.  Genetronics shall supply Merck’s requirements for Genetronics Devices for pre-clinical use, and such supply shall be on the terms set forth in

Schedule 3.3.

3.3.3                     The Parties agree that supply of Genetronics Device(s) for commercial use shall require execution of a definitive agreement including customary terms and conditions, including but not limited to those set forth in Schedule 3.3.  Prior to the commencement of Phase III Clinical Trials, the Parties shall agree upon the detailed Specifications and enter onto an exclusive Supply Agreement, consistent with Schedule 3.3, for the exclusive supply of Genetronics Device(s) during the Term for use in Phase III Clinical Trials of any Merck Product and for the commercial sale of any Merck Product.

3.4                               No Implied Licenses

Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Confidential Information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party or its Affiliates.

4.                                      CONFIDENTIALITY AND PUBLICATION

4.1                               Nondisclosure Obligation

All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(a)                                  is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)                                 is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c)                                  is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)                                 is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e)                                  is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market the Genetronics Device or Merck Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

(f)                                    is deemed necessary by Merck to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for the research and development, manufacturing and/or marketing of the Merck Product (or for such entities to determine their interest in performing such activities) in accordance with this Agreement on the condition that such

Third Parties agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than ten (10) years; or

(g)                                 is deemed necessary by counsel to Merck or Genetronics to be disclosed in connection with such Party’s disclosure obligations under the Securities Exchange Act of 1934, as amended; provided, however, that if requested by the other Party, the disclosing Party will use commercially reasonably efforts to seek and obtain confidential treatment for that portion of the disclosure deemed by such Party to be confidential.

(h)                                 is deemed necessary by counsel to Merck or Genetronics to be disclosed to such Party’s attorneys or financial advisors on the condition that such attorneys or financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys or financial advisors shall be no less than ten (10) years;

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 4.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

4.2                               Publication

Genetronics shall not have the right to publish with regard to the Collaboration, the Merck Product, Target Antigen Modifications, or Device Custom Know-How, except for disclosures permitted pursuant to Section 4.1.  Except for disclosures permitted pursuant to Section 4.1, if Merck, its employees or consultants wishes to make a publication with regard to the Collaboration, Merck shall deliver to Genetronics a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation.  Genetronics Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information.  If Genetronics requests a delay, Merck shall delay submission or presentation for a period of ninety (90) days to enable patent applications protecting Genetronics’ rights in such information to be filed in accordance with Article 8 below.  Upon expiration of such ninety (90) days, Merck shall be free to proceed with the publication or presentation.  If Genetronics requests modifications to the publication or presentation, Merck shall edit such publication to prevent disclosure of trade secret or proprietary business information of Genetronics prior to submission of the publication or presentation.

4.3                               Publicity/Use of Names

No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.  On or soon after the Effective Date, Genetronics may issue a press release, in the form set forth on Schedule 4.3.

5.                                      PAYMENTS; ROYALTIES AND REPORTS

5.1                               License Fee

Merck shall pay to Genetronics [*] within ten (10) business days after the Effective Date.

5.2                               Collaboration Funding

In consideration for Genetronics’ performance of its obligations under the Collaboration, upon the terms and conditions contained herein, Merck shall reimburse Genetronics as approved by the Committee.  For any work that the Parties agree shall be performed by Genetronics or a Third Party contractor under the direction of Genetronics and paid for by Merck, the rate per FTE shall be $[*].

5.3                               Milestone Payments

5.3.1                     Milestone Payments for Development of Merck Products for Human Use

Subject to the terms and conditions of this Agreement, Merck shall pay to Genetronics the following milestone payments relating to the development of Merck Products in the Field for use in humans:

(a)                                  Merck shall make the following milestone payments for the first Indication for which a Merck Product reaches the listed milestone:

(i)	[*]	$	[*]
(ii)	[*]	$	[*]
(iii)	[*]	$	[*]

(b)                                 For the second Indication for which a Merck Product achieves a milestone listed in Section 5.3.1(a), Merck shall pay to Genetronics an amount equal to [*] of the milestones provided for in Section 5.3.1(a) (which shall be calculated based on the aggregate of the milestone so achieved for such second Indication and all prior milestones not yet paid with respect to such second Indication, whether or not achieved separately from the first Indication).  For avoidance of doubt, and notwithstanding the remaining provisions of this Section 5.3.1(b), only one milestone payment shall be made for the first Filing of an IND pursuant to Section 5.3.1(a)(i), regardless of whether such IND may be applicable to more than one Indication.  Upon achievement of the milestone set forth in Section 5.3.1(a)(ii) for the second Indication for a Merck Product, Merck shall pay the milestone payments set forth in both Sections 5.3.1(a)(i) and 5.3.1(a)(ii), at the rate set forth in this Section 5.3.1(b).

(c)                                  For the third and any subsequent Indication for which a Merck Product achieves a milestone listed in Section 5.3.1(a), Merck shall pay to Genetronics an amount equal to [*] of the milestones provided for in Section 5.3.1(a) (which shall be calculated based on the aggregate of the milestone so achieved for such subsequent Indication and all prior milestones not yet paid with respect to such subsequent Indication, whether or not achieved separately from the earlier Indication(s)). For avoidance of doubt, and notwithstanding the remaining provisions of this Section 5.3.1(c), only one milestone payment shall be made for the first Filing of an IND pursuant to Section 5.3.1(a)(i), regardless of the whether such IND may be applicable to more than one Indication.  Upon achievement of the milestone set forth in Section 5.3.1(a)(ii) for the third and any subsequent Indication for a Merck Product, Merck shall pay the milestone payments set forth in both Sections 5.3.1(a)(i) and 5.3.1(a)(ii), at the rate set forth in this Section 5.3.1(c).

(d)                                 The following example of milestone payments pursuant to Sections 5.3.1(b) and (c) is for illustrative purposes only, and shall not supersede the language of Sections 5.3.1(b) and (c).  Upon the first Filing of an IND for a Merck Product, Merck shall pay to Genetronics $[*] pursuant to Section 5.3.1(a)(i), regardless of whether such IND may be applicable to more than one Indication.  Thereafter, if Merck commences dosing of the first patient in a Phase III Clinical Trial in a Major Market for such Merck Product for lung cancer (for example), Merck shall pay to Genetronics $[*] pursuant to Section 5.3.1(a)(ii).  If Merck thereafter commences a Phase III Clinical Trial for the same Merck Product for [*] (for example), Merck shall pay to Genetronics $[*].  If Merck thereafter commences a Phase III Clinical Trial for the same Merck Product for [*] (for example), Merck shall pay to Genetronics $[*].

5.3.2                     Milestone Payments for Development of Merck Products for Animal Use

Subject to the terms and conditions of this Agreement, Merck shall pay to Genetronics the following milestone payments relating to the development of Merck Products in the Field for use in animals for each Indication for such Merck Product:

(i)	[*]	$	[*]
(ii)	[*]	$	[*]

5.3.3                     Merck shall notify Genetronics in writing within thirty (30) days following the achievement of each milestone, and shall also make the appropriate milestone payment within thirty (30) days after the achievement of such milestone.

5.4                               Royalties

5.4.1                     Royalties Payable By Merck.  Subject to the terms and conditions of this Agreement, Merck shall pay Genetronics royalties, calculated on a Merck Product-by-Merck Product basis, as set forth in this Section 5.4.

5.4.1.1           Patent Royalties.  Subject to the provisions of Section 5.4.1.2, Merck shall pay Genetronics royalties in an amount equal to the following percentage of Net Sales of Merck Products by Merck or its Related Parties, provided that the sale of Merck Product would infringe a Valid Patent Claim in the country of sale:

Annual Net Sales by Merck Product	Royalty Rate on Incremental Net Sales
Net Sales of the particular Merck Product in the Calendar Year, worldwide, which are less than or equal to $[*]	[*]
The increment of Net Sales of the particular Merck Product in the Calendar Year, worldwide, which exceed $[*] but which are less than or equal to $[*]	[*]
The increment of Net Sales of the particular Merck Product in the Calendar Year, worldwide, which exceed $[*]	[*]

5.4.1.2           Know-How Royalties.  Notwithstanding the provisions of Section 5.4.1.1 above, in countries where the sale of Merck Product by Merck or its Related Parties would not infringe a Valid Patent Claim, Merck shall pay royalty rates that shall be set at [*] of the applicable royalty rate determined according to 5.4.1.1, as applicable.  Such royalties shall be calculated after first calculating royalties under Section 5.4.1.1 above.

5.4.1.3           Calculation of Royalties.  Royalty tiers pursuant to 5.4.1.1 and 5.4.1.2 shall be calculated based on aggregate worldwide Net Sales of each Merck Product, provided that the determination of whether the royalty shall be calculated under 5.4.1.1 or 5.4.1.2 shall be determined on a country-by-country basis.  Royalties on each Merck Product at the applicable rates set forth in Section 5.4.1.1 or 5.4.1.2 shall continue on a country-by-country basis until the later of: (i) the last-to-expire Valid Patent Claim; or (ii) for a period of [*] after First Commercial Sale of such Merck Product in such country (the “Royalty Period”).  All royalties are subject to the following conditions:

(w)                               that only one royalty shall be due with respect to the same unit of Merck Product;

(x)                                   that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(y)                                 no royalties shall accrue on the sale or other disposition of Merck Product by Merck or its Related Parties for use in a Clinical Trial; and

(z)                                   no royalties shall accrue on the disposition of Merck Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose);

provided, however, that on any sale or transfer by Merck or a Related Party to an entity in which

Merck has an ownership or other financial interest of greater than five percent (5%) (an “Interested Party”), royalties shall be due and calculated based on the higher of Merck’s transfer price to the Interested Party or the Interested Party’s Net Sales to the first independent Third Party.

5.4.2                     Royalties for Sale of Unfinished Product.  In those cases where Merck sells Merck Product in unfinished form to an independent Third Party, the royalty obligations of this Section 5.4 shall be applicable to the sale of the unfinished Merck Product.

5.4.3                     Compulsory Licenses.  If Merck is compelled by a sovereign governmental authority of any country in the Territory, as a condition of registration of a Merck Product for sale in such country, to grant a compulsory license to a Third Party with respect to such Merck Product with a royalty rate lower than the royalty rate provided by Section 5.4.1, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.4.1 shall be reduced to the rate paid by the compulsory licensee, provided, always that the royalty payable to Genetronics under 5.4.3 shall in no event be less then the royalty that would be payable pursuant to 5.4.1.2.

5.4.4                     Third Party Licenses.  In the event that one or more licenses of patents or trade secrets from other Third Parties are required by Merck or its Related Parties in order to develop, make, have made, use or sell Merck Product (hereinafter “Third Party Licenses”) such that the total royalties payable by Merck in respect of such Merck Product exceed [*] of Net Sales of such Merck Product then the royalties payable to Genetronics under Section 5.4.1 shall be reduced on a country by country basis according to the following formula:

A x [*] = B

where:

A =         the percentage royalty payable by Merck in respect of such Merck Product which exceeds [*] of Net Sales; and

B =          the amount by which the royalty payable to Genetronics under Section 5.4.1 will be reduced,

provided always that the royalty payable to Genetronics under Section 5.4.1 shall in no event be less than the royalty that would be payable pursuant to 5.4.1.2.  If Merck reasonably concludes that the royalty reduction formula set out herein is applicable, Merck shall inform Genetronics of the reduced royalty rate payable in respect of such Merck Product.

If Merck determines for reasons of material differences in tolerability and/or efficacy that the Specifications for the Genetronics Device are required to be modified for use with a Merck Product in a manner which would require Merck to obtain a Third Party License, Merck shall discuss the need for such a license with Genetronics during a Committee meeting or in another appropriate manner.  Royalties payable pursuant to such a Third Party License shall be included in the calculation of royalties subject abatement pursuant to this Section 5.4.4, unless Genetronics, based on a reasonable scientific rationale, legitimately disagrees with Merck’s judgment on the tolerability and/or efficacy reasons for such modification of the Specifications for the Genetronics Device.

5.5                               Reports; Payment of Royalty

During the Term of this Agreement following the First Commercial Sale of a Merck Product, Merck shall furnish to Genetronics a quarterly written report for the Calendar Quarter showing the Net Sales of all Merck Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement.  Reports shall be due on the sixtieth (60th) day following the end of each Calendar Quarter.  Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6.                            Audits

(a)           Upon the written request of either Party and not more than once in each Calendar Year, the other Party shall permit an independent certified public accounting firm of nationally recognized standing selected by the auditing Party and reasonably acceptable to the audited Party, at the auditing Party’s expense, to have access during normal business hours to such of the records of the audited Party as may be reasonably necessary to verify the accuracy of the royalty reports, or Product Cost or expense reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request.  The accounting firm shall disclose to the auditing Party only whether the audited reports are correct or incorrect and the amount of any discrepancy.  No other information shall be provided to the auditing Party.

(b)           If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date the auditing Party delivers to the audited Party such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties.  The fees charged by such accounting firm shall be paid by the auditing Party, unless the audit identifies a material discrepancy exceeding five percent of the owed amount in the period audited in which case the costs of the audit shall be paid by the Party that is owed money further to such identified discrepancy.  If the analysis of the independent accountants indicates a pattern of significant error or bad faith extending to periods preceding the twenty-four (24) months covered by the audit, the audit may be expanded to such earlier periods with respect to that specific discrepancy.

(c)           Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Genetronics’ independent accountant to the same extent required of Merck under this Agreement.  Genetronics shall include in each agreement for the supply of Genetronics Devices or components thereof and any agreement with a Third Party contractor performing activities pursuant to the Collaboration a provision requiring such entity to make reports to Genetronics, to keep and maintain records of Product Cost and expenses charged to Merck pursuant to this Agreement or the Supply Agreement, and to grant access to such records by Merck’s independent accountant to the same extent required of Genetronics under this Agreement.

(d)           The auditing Party shall treat all information subject to review under this Section 5.6 (including pursuant to Section 5.6(c)) in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party and/or the audited Third Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.7                               Payment Exchange Rate

All payments to be made by Merck to Genetronics under this Agreement shall be made in United States dollars and may be paid by check made to the order of Genetronics or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Genetronics from time to time.  In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Genetronics shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by Merck.

5.8                               Income Tax Withholding

If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, Merck shall make such withholding payments as may be required and shall subtract such withholding payments from the payments set forth in this Article 5.  Merck shall submit appropriate proof of payment of the withholding taxes to Genetronics within a reasonable period of time.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1                               Representations and Warranties of Genetronics

Genetronics represents and warrants to Merck that as of the date of this Agreement:

(a)           this Agreement has been duly executed and delivered by Genetronics and constitutes the valid and binding obligation of Genetronics, enforceable against Genetronics in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, bankruptcy, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(b)           the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Genetronics, its officers and directors;

(c)           no provision of this Agreement violates any other agreement that Genetronics may have with any other person or company, and Genetronics acknowledges that Merck has relied on that representation in entering into this Agreement;

(d)           to the best of Genetronics’ knowledge, the Genetronics Patent Rights and Genetronics Technology exist and are not invalid or unenforceable, in whole or in part;

(e)           Genetronics has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Genetronics Patent Rights or Genetronics Technology in a manner that would interfere with the non-exclusive license granted pursuant to Article 3 hereof;

(f)            to the best of Genetronics’ knowledge, the exercise of the license granted to Merck under the Genetronics Patent Rights and Genetronics Technology does not interfere with or infringe any intellectual property rights owned or possessed by any Third Party; and

(g)           there are no claims, judgments or settlements against or owed by Genetronics and no pending or threatened claims or litigation relating to the Genetronics Patent Rights and Genetronics Technology.

6.2                               Representations and Warranties of Merck

Merck represents and warrants to Genetronics that as of the date of this Agreement:

(a)           this Agreement has been duly executed and delivered by Merck and constitutes the valid and binding obligation of Merck, enforceable against Merck in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, bankruptcy, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(b)           the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Merck, its officers and directors;

(c)           no provision of this Agreement violates any other agreement that Merck may have with any other person or company, and Merck acknowledges that Genetronics has relied on that representation in entering into this Agreement;

(d)           to the best of Merck’s knowledge, Merck owns or possesses adequate licenses or other rights to perform its obligations herein.

6.3                               Indemnification

(a)                                  Genetronics will indemnify, defend, and hold Merck and its Affiliates, their respective employees, shareholders, officers and directors and the successors, heirs and assigns of each of them, harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a “Loss”), that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of (i) the breach by Genetronics of any of its covenants, representations or warranties set forth in this Agreement or the Supply Agreement, or (ii) any material defect in the design, materials, construction or quality control testing and release of the Genetronics Device in accordance with this Agreement and/or the Supply Agreement, or (iii) any failure of the Genetronics Device supplied by Genetronics to meet the Specifications or otherwise failing to meet warranties as set forth in the Supply Agreement ; provided that Genetronics shall not be liable for any such Loss that would be the responsibility of Merck pursuant to Section 6.3(b) or is otherwise caused by the negligent or reckless acts or omissions of Merck or Merck’s Related Parties.

(b)           Merck will indemnify, defend, and hold Genetronics, and its Affiliates, and their respective employees, shareholders, officers and directors and the successors, heirs, and assigns of each of them, harmless against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of (i) the breach by Merck of any of its covenants, representations or warranties set forth in this Agreement or (ii)

Clinical Trials or patient therapy, prophylaxis, or diagnosis utilizing a Merck Product, but excluding any such Loss that would be the responsibility of Genetronics pursuant to Section 6.3(a) or is otherwise caused by the negligent or reckless acts or omissions of Genetronics.

6.4                               Claims Procedures.

Each Party entitled to be indemnified by the other Party (an “Indemnified Party”) pursuant to Section 6.3 hereof shall give notice to the other Party (an “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the sole control of the defense of any such claim or any litigation resulting therefrom; provided, however: that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such Party’s expense (unless: (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party or materially compromise the defense of such claim;

No Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement, except with the approval of each Indemnified Party (which approval shall not be unreasonably withheld), except a settlement which imposes only a monetary obligation on the Indemnifying Party and which includes as an unconditional term thereof the giving of a release from all liability in respect to such claim or litigation by the claimant or plaintiff to the Indemnified Party;

Each Indemnified Party shall furnish such information or reasonable assistance regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom; and

The Indemnifying Party’s obligation due to a Loss shall be reduced dollar for dollar by the amount of insurance proceeds actually received by the Indemnified Party for such Loss.

6.5          Limited Liability

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER GENETRONICS NOR MERCK WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

7.                                      REGULATORY AFFAIRS

7.1                               Regulatory Approvals

Merck will be responsible for Filing of INDs and NDAs with Regulatory Authorities for Merck Products, and shall maintain the NDA and the IND for Merck Products.  Merck shall have the right to cross-reference to any IND and/or regulatory approval Controlled by Genetronics relating to the use of the Genetronics Device with any Merck Product in the Field, or, if applicable, to incorporate data contained in any such regulatory approval in an NDA for any Merck Product in the Field, in the event and solely to the extent the same is required or requested by a Regulatory Authority.

7.2                               Regulatory Compliance

Merck shall, within the time permitted under applicable regulations, file or cause to be filed with, Regulatory Authorities, all notices, assignments, documents and/or other materials required by Regulatory Authorities to be filed in connection with any Merck Product.  Merck shall be responsible for developing Merck Product labeling (including without limitation NDC numbers), package inserts, imprinting and packaging data as appropriate, for the Merck Product.  Merck shall be responsible for all regulatory compliance activities with respect to such Merck Product.  Genetronics shall provide any information and assistance requested by Merck for any regulatory filing, Merck Product labeling development, and all regulatory compliance activities with respect to such Merck Product.  Genetronics agrees that because of the time constraints associated with such filings, Merck Product label development and regulatory compliance activities that time is of the essence with regard to these matters and will take all steps necessary to respond to Merck in a timely manner.

7.3                               Medical Inquiries

Merck shall respond to questions and inquiries relating to any Merck Product raised by health care professionals and customers throughout the Territory, and will establish and implement effective procedures and mechanisms for responding to such questions and inquiries, and shall be responsible for correspondence and communication with physicians and other health care professionals in the Territory relating to the Merck Product.  Genetronics shall refer all questions regarding Merck Products to Merck in a timely manner.

7.4                               Adverse Experience and Reaction Reporting

7.4.1                        Each Party shall, and shall cause its respective Affiliates to, furnish timely notice as required by applicable worldwide regulations (i.e. currently seven (7) calendar days for deaths and immediately life-threatening adverse reactions and fifteen calendar (15) days for serious adverse reactions) to all competent governmental agencies in the Territory of all side effects, drug interactions and other adverse effects identified or suspected with respect to a Merck Product, the Genetronics Device, or both, for the Indications administered, distributed, marketed and sold under authority of any IND or NDAs issued by such Regulatory Authority. Each Party shall provide the other Party hereto with all necessary assistance in complying with all adverse reaction reporting requirements established by, or required under, any applicable IND and/or NDAs in the Territory.  Genetronics shall provide Merck with timely information, in accordance with the time frames set forth in this Article 15.1 above, on any serious adverse reactions relating to the Genetronics Device to the extent that such serious adverse reactions could affect the NDA for the Merck Product in the Territory, or relate to the safety, efficacy or potency of the Merck Product.

7.4.2                        Each Party shall, and shall cause its Affiliates to, furnish the other Party within five (5) calendar days of “date first learned” written notice of all such side effects, drug interactions and other adverse effects reported to such Party or its Affiliates regarding Merck Products or Genetronics Devices, pursuant to Section 7.4.1.  Each Party shall also use its best efforts to obtain, and to furnish to the other Party hereto, such information, including, but not limited to, patients, circumstances, consequences and sources of information, reasonably sufficient to permit that other Party to evaluate such side effects, drug interactions or other adverse effects of the Genetronics Device and/or Merck Product for the Indications.  Each Party shall retain all documents, reports, studies and other materials relating to any and all such side effects, drug interactions, or other adverse effects, as the case may be.  Upon reasonable written notice, each Party shall permit the other Party hereto to inspect, and to make copies of, all such documents, reports, studies and other materials.

7.4.3                        Each Party shall provide the other Party hereto with such assistance as the other Party shall reasonably request in connection with the identification, analysis, mitigation and elimination of all such side effects, drug interactions and other adverse effects with respect to the Genetronics Device and/or Merck Products for the Indications.

7.4.4                        As soon as practicable after the Effective Date, but in no event later than the commencement of Phase I Clinical Trials, the Parties shall enter into a separate and more detailed agreement concerning adverse event reporting.

8.                                      PATENT PROVISIONS

8.1                               Filing, Prosecution and Maintenance of Patents

(a)           Subject to Section 8.1(b), Genetronics shall have the sole right to file, prosecute and maintain in the Territory the Genetronics Patent Rights licensed to Merck under this Agreement; provided, however, that with respect to Joint Information and Inventions, Merck shall have the first right to file, prosecute and maintain patent applications on behalf of both Parties.  Merck shall have the sole right to file, prosecute and maintain patent applications with respect to Merck Information and Inventions.

(b)           With respect to Genetronics Information and Inventions and Genetronics Patent Rights claiming the Genetronics Applicator and/or Genetronics Custom Components, Genetronics may elect not to file and if so, Genetronics shall notify Merck and Merck shall have the right to file such patent applications on Genetronics’ behalf. With respect to Joint Information and Inventions, Merck may elect not to file and if so, Merck shall notify Genetronics and Genetronics shall have the right to file such patent applications on both Parties’ behalf.  In such event, the non-filing Party shall execute such documents and perform such acts at the non-filing Party’s expense as may be reasonably necessary to allow the other Party to continue such prosecution or maintenance on behalf of the non-filing Party.  In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number.

(c)           With respect to Genetronics Patent Rights and Joint Information and Inventions covered by Section 8.1(b), the filing Party shall keep the non-filing Party advised of the status of the actual and prospective patent filings and, upon the non-filing Party’s request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings.  Genetronics shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Genetronics Patent Rights licensed to Merck for which Genetronics is responsible for the filing, prosecution and maintenance.  With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings.

8.2                               Interference, Opposition, Reexamination and Reissue

(a)           Genetronics shall be solely responsible for initiating any reexamination, interference or reissue proceeding relating to Genetronics Patent Rights.  With regard to Genetronics Patent Rights exclusively licensed to Merck, such reexamination, interference or reissue proceeding shall require the prior written consent of Merck, which consent shall not be unreasonably withheld.

(b)           In connection with any interference, opposition, reissue, or reexamination proceeding relating to Genetronics Patent Rights, Genetronics shall keep Merck informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(c)           Genetronics shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Genetronics Patent Rights.

8.3                               Enforcement and Defense

(a)           Genetronics shall be solely responsible for enforcing Genetronics Intellectual Property Rights.

(b)           Genetronics shall inform Merck of any certification regarding any Genetronics Patent Rights in the Field it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory other than the United States, and shall provide Merck with a copy of such certification within five (5) days of receipt. Genetronics’ and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs 8.3(a)-(d) hereof; provided, however, that Genetronics shall exercise its first right to initiate and prosecute any action and shall inform Merck of such decision within ten (10) days of receipt of the certification, after which time Merck shall have the right to initiate and prosecute such action.  Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action.  The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

8.4                               Patent Term Restoration

The Parties hereto shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Genetronics Patent Rights in the Field.  In the event that elections with respect to obtaining such patent term restoration are to be made, Merck shall have the right to make the election and Genetronics agrees to abide by such election; provided, however, that Merck shall not unreasonably refuse to elect patent term restoration in a Major Market if its failure so to elect would have a material effect on the royalties payable to Genetronics hereunder.

9.                                      TERM AND TERMINATION

9.1                               Term and Expiration

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 9.2 or 9.3 below, this Agreement shall continue in effect until expiration (“Expiration”) of the Royalty Period pursuant to Section 5.4.1.3 (the “Term”).  Upon Expiration of this Agreement and satisfaction of all royalty obligations hereunder, Merck’s licenses pursuant to Section 3.1 and 3.2 shall become fully paid-up, perpetual licenses.  Upon Expiration of the Agreement, Genetronics shall, at Merck’s request, provide to Merck all Device Custom Know-How not previously provided to Merck, and shall, at Merck’s request, provide to Merck or destroy all tooling and equipment used under Merck Specifications to make Genetronics Applicators and Genetronics Custom Components (at which time any tooling and/or equipment provided to Merck shall be owned by Merck).

9.2                               Termination Without Cause

(a)           Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days’ advance written notice to Genetronics.  No later than thirty (30) days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Confidential Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain one copy of Confidential Information received from the other Party in its confidential files for record purposes.  In the event of termination under this Section 9.2(a): (i) Genetronics may, at Merck’s option: (a) repurchase all rights in the tooling at a mutually agreed-upon price or (b) destroy all such tooling; (ii) each Party shall pay all amounts then due and owing as of the termination date; and (iii) except for the surviving provisions set forth in Section 9.4 hereof, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination; provided, however, that Merck shall have a fully paid-up non-exclusive license to use Genetronics Information and Inventions and Genetronics’ interest in Joint Information and Inventions for research purposes only.  In the event that this Agreement is terminated by Merck pursuant to this Section 9.2(a) at any time during the first two (2) years of the Collaboration Term, then Merck shall continue, for a six-month period beginning on the date of such written notice, to make payments approved by the Committee in relation to FTE scientists and outside contractors engaged by Genetronics in connection with the Collaboration.

(b)           The Parties may terminate the Agreement by mutual written agreement at any time during the Collaboration Term.  Such termination shall become effective ninety (90) days’ after the Parties have agreed in writing to terminate the Agreement.  No later than thirty (30) days after the effective date of such termination, each Party shall return or cause to be returned to the other

Party all Confidential Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain one copy of Confidential Information received from the other Party in its confidential files for record purposes.  In the event of termination under this Section 9.2(b): (i) Genetronics may, at Merck’s option: (a) repurchase all rights in the tooling at a mutually agreed-upon price or (b) destroy all such tooling; (ii) each Party shall pay all amounts then due and owing as of the termination date; and (iii) except for the surviving provisions set forth in Section 9.4 hereof, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination; provided, however, that Merck shall have a fully paid-up non-exclusive license to use Genetronics Information and Inventions and Genetronics’ interest in Joint Information and Inventions for research purposes only.

9.3                               Termination for Cause

9.3.1                     Cause for Termination.  This Agreement may be terminated at any time during the term of this Agreement:

(a)           upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after written notice requesting cure of the breach (provided, however, that for any breach of the provisions of Article 5 by Merck, the cure period shall be reduced to thirty (30) days after written notice requesting cure of the breach); provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 10.6 hereof;

(b)           by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(c)           by Genetronics in the event that during the Term the Supply Agreement (including, in the absence of a definitive Supply Agreement, the supply of the Genetronics Applicators and Genetronics Custom Components under the terms of Schedule 3.3) is terminated by Merck (without cause and in the absence of a Genetronics Inability to Supply (as defined in Schedule 3.3)) or by Genetronics (with cause).

9.3.2                     Effect of Termination for Cause on License

(a)           If Merck terminates this Agreement under Section 9.3.1(a), Merck’s licenses pursuant to Sections 3.1 and 3.2 shall continue in effect, provided that Merck’s obligations to pay milestones and royalties under Section 5.4 hereof shall be reduced by [*].  In such case, Genetronics shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to Merck all Materials (including Target Antigens), Merck Products, all Confidential Information of Merck in tangible form, and all substances or compositions delivered or provided by Merck, as well as any other material provided by Merck in any medium.  If Genetronics terminates this Agreement under Section 9.3.1(a), Merck’s licenses pursuant to Sections 3.1 and 3.2 shall terminate as of such termination date and Merck shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to Genetronics all Genetronics Devices, all Confidential Information of Genetronics in tangible form, and all substances or compositions delivered or provided by Genetronics, as well as any other material provided by Genetronics in any medium.

(b)           If this Agreement is terminated by Merck pursuant to Section 9.3.1(b) due to the rejection of this Agreement by or on behalf of Genetronics under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Genetronics to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code.  The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Genetronics under the Code, Merck shall be entitled to a complete duplicate of, or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Merck, unless Genetronics elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Genetronics upon written request therefor by Merck.

The foregoing provisions of Section 9.3.2(b) are without prejudice to any rights Merck may have arising under the Code or other applicable law.

9.4          Effect of Expiration or Termination; Survival

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such Expiration or termination.  Any Expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to Expiration or termination, including without limitation the obligation to pay royalties for Merck Product(s) sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years.  In addition, the provisions of Articles 1, 6, and 9, and Sections 10.3 through 10.13 shall survive any expiration or termination of this Agreement.

10.                               MISCELLANEOUS

10.1                        Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.2                        Assignment/ Change of Control

Except as provided in this Section 10.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.  Merck may, without Genetronics’ consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a Merck Affiliate or in connection with a Change of Control (as defined below).  Genetronics may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder (except as specified below) in connection with a Change of Control; provided, however, that in the event of a proposed Change of Control of Genetronics involving a Competitor of Merck, Genetronics must notify Merck at least thirty (30) days prior to completion of any such Change of Control, and Merck shall have the right, at any time after receipt of such notice, to notify Genetronics of the termination of the Collaboration, and further, in the event of such a Change of Control involving a Competitor of Merck, and regardless of whether the Collaboration is terminated, any provisions of Article 2 requiring Merck to provide information to Genetronics or share decision making with Genetronics shall be void.  For purposes of the preceding proviso, a “Competitor” of Merck shall mean (i) any entity with global pharmaceutical sales in excess of two billion dollars ($2 billion) in the Calendar Year immediately preceding the Calendar Year in which such merger or acquisition shall be completed or (ii) any entity that at the time of such merger or acquisition is, through license or otherwise, in pre-clinical or clinical development or is selling a product using electroporation-assisted delivery of nucleic acid sequences encoding for any Antigen.  In the event of such a termination of the Collaboration, Merck shall reimburse Genetronics for its pro-rata costs incurred and any non-cancelable commitments made up to the date of termination, but shall take credit for any fees paid by Merck pursuant to the Collaboration.  Genetronics shall reimburse Merck for any uncredited fees paid by Merck pursuant to the Collaboration. Notwithstanding the foregoing, the rights and obligations of Genetronics in Section 3.3 may not be assigned under any circumstances without Merck’s prior written consent.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  Any attempted assignment not in accordance with this Section 10.2 shall be void.  For purposes of this Section 10.2, a “Change of Control” of a Party shall be deemed to occur if such Party is involved in a merger, reorganization or consolidation, or if there is a sale of all or substantially all of such Party’s assets or business relating to this Agreement or if a person or group other than the current controlling person or group shall effectively acquire control of the management and policies of such Party.

10.3                        Severability

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4                        Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Genetronics, to:	Genetronics Biomedical Corporation
Genetronics, Inc.
11199 Sorrento Valley Road
San Diego, CA 92121-1334
Attention: Bob Goodenow, Ph.D.
Facsimile No.: (858) 597-0451

and:	Kirkpatrick & Lockhart LLP
10100 Santa Monica Blvd.
Seventh Floor
Los Angeles, CA 90067
Attention: Thomas Poletti, Esq.
Facsimile No.: (310) 552-5001

If to Merck, to:	Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Facsimile No.: (908)735-1246

and	Merck & Co., Inc.
One Merck Drive
Attention: Chief Licensing Officer
P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Facsimile: (908)735-1214

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

10.5                        Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the patent laws of the United States, without reference to any rules of conflict of laws or renvoi.

10.6                        Dispute Resolution

10.6.1                  The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof.  If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

10.6.2                  The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

10.6.3                  Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

10.6.4                  Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

10.6.5                  The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

10.6.6                  As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.7                        Entire Agreement; Amendments

This Agreement contains the entire understanding of the Parties with respect to the Collaboration and the licenses granted hereunder.  Any other express or implied agreements and understandings, either oral or written, with regard to the Collaboration or the licenses granted hereunder are superseded by the terms of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

10.8                        Headings

The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.9                        Independent Contractors

It is expressly agreed that Genetronics and Merck shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Genetronics nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.10                 Waiver

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

10.11                 Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.12                 Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.13                 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.		GENETRONICS BIOMEDICAL CORPORATION

BY:	/s/ Peter S. Kim	BY:	/s/ Peter D. Kies
	Peter S. Kim		Peter D. Kies

TITLE: President, Merck Research Laboratories		TITLE: Chief Financial Officer

DATE:	17 May 2004	DATE:	21 May 2004

GENETRONICS, INC.

BY:	/s/ Douglas C. Murdock
Douglas C. Murdock, Esq.

TITLE: Director, Intellectual Property

DATE:	5/21/04

SCHEDULES

SCHEDULE 1.29	GENETRONICS PATENT RIGHTS

SCHEDULE 3.3	SUPPLY OF GENETRONICS DEVICES

SCHEDULE 4.3	PRESS RELEASE

SCHEDULE 1.29    GENETRONICS PATENT RIGHTS

U.S. Patents - Issued

[*]

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SCHEDULE 1.29 (cont)

U.S. patent applications

[*]

Foreign equivalents

[*]

PCT International Applications

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SCHEDULE 3.3    SUPPLY OF GENETRONICS DEVICES

Parties	Merck & Co., Inc. (“Merck”) or its Affiliate Genetronics Biomedical, Inc. (“Genetronics”)

Purpose

In addition to the purposes as set forth in the License Agreement, Merck and Genetronics wish to enter into a Supply Agreement for the supply to Merck of Genetronics Device(s) (as defined in the License Agreement).

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Term	In general, the Supply Agreement shall have the same Term as the License Agreement; provided that:

•     expiration or permissive termination in whole of the License Agreement shall result in termination of the Supply Agreement, unless otherwise agreed in writing by the Parties; in such event, or in the event of expiration of the Supply Agreement occurring after termination or expiration of the License Agreement, the Supply Agreement shall provide for an orderly transition of supply, including, if applicable, a license of technology and ownership of tooling and transfer of such, to Merck .

• termination of the Supply Agreement by Merck without cause during the Term shall result in termination of the License Agreement, as provided in Section 9.3.1 of the License Agreement;

•     in the case of termination of the License Agreement during the Term due to an uncured breach of the License Agreement by Merck, or in the case of Merck’s uncured breach of the Supply Agreement, the Supply Agreement shall terminate;

•     in the case of an uncured breach by Genetronics of the License Agreement, the License Agreement shall provide specific remedies to Merck against Genetronics, but neither the License Agreement nor the Supply Agreement shall terminate;

•     in the case of an uncured material breach by Genetronics of the Supply Agreement, Merck may terminate the Supply Agreement, and the provisions relating to “Genetronics Inability to Supply” below, shall apply.  In addition to Merck’s other remedies, Genetronics shall, at Merck’s request, provide to Merck all Device Custom Know-How not previously provided to Merck, and shall, at Merck’s request, provide to Merck or destroy all tooling and equipment used under Merck Specifications to make Genetronics Applicators and Genetronics Custom Components (at which time any tooling and/or equipment provided to Merck shall be owned by Merck).

•     in the case of a “Genetronics Inability to Supply,” as defined below, Merck may manufacture or have manufactured by an Affiliate or Third Party the Genetronics Device(s) (including Genetronics Applicators and Genetronics Custom Components), subject to the limitations of and applicable protections afforded Genetronics under Section 9.3.2 of the License Agreement.  The definitive Supply Agreement for commercial supply shall provide a mechanism requiring the Parties to meet and discuss reasonable alternative solutions prior to any transfer of manufacturing to Merck, an Affiliate or a Third Party if such Genetronics Inability to Supply is caused by force majeure.  Capacity constraints that are communicated by Genetronics to Merck as set forth under “Exclusivity of Supply (below) shall be considered a force majeure, and Genetronics shall have the first right to exercise reasonable steps to expand its capacity to meet Merck’s requirements before Merck may transfer manufacturing to Merck, an Affiliate or a Third Party.  The Supply Agreement will include provisions for an orderly transition of supply obligations to Merck, an Affiliate or a Third Party reasonably acceptable to Genetronics, such approval not to be unreasonably withheld (which shall include technical transfer as well as reasonable technical assistance) provided, however, that Genetronics shall oversee such transition; and provided, further, that all Genetronics Technology shall, subject to the remaining terms of the License Agreement, remain owned by Genetronics and shall only be disclosed to such supplier on a need-to-know basis and pursuant to a confidentiality agreement at least as restrictive as the terms of the confidentiality agreement and confidentiality provisions binding Merck.

•     “Genetronics Inability to Supply” shall be defined as the following: (i) an uncured material breach (following reasonable written notice of the same) by Genetronics of its obligations under the Supply Agreement to deliver Genetronics Device(s) meeting the applicable warranties and Specifications and/or (ii) the failure to supply by Genetronics in any two consecutive Calendar Quarters at least eighty-five percent (85%) of the Firm Orders for such Calendar Quarters, provided that such failure to supply is not directly and solely caused by Merck, it being understood that the Parties shall agree upon a mutually acceptable change control procedure which shall include mutually agreeable time limits for changes in Specifications by Merck.

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Exclusivity of Supply

During the term of the License Agreement, Merck shall exclusively source all Genetronics Device(s) (including Genetronics Applicators and Genetronics Custom Components) from Genetronics, and Genetronics shall, subject to Merck’s compliance with the forecasting and ordering provisions below, supply all of Merck’s requirements of Genetronics Device(s) (including Genetronics Applicators and Genetronics Custom Components)in accordance with the forecasting and ordering procedures set forth below unless otherwise provided in the applicable Supply Agreement.  Genetronics shall specify in the definitive Supply Agreement for commercial supply (or in the event that such definitive Supply Agreement has not yet been executed, and from time to time if and when capacity increases, by providing written notice to Merck) any capacity constraints which limit its ability to supply Merck’s requirements (it being understood that this provision does not limit the obligations of the Parties to enter into a definitive supply agreement pursuant to the provisions of Section 3.3 of the License Agreement).

The definitive Supply Agreement for commercial supply shall provide for the allocation of Genetronics Device(s) and capacity as well as providing for a cure period of forty-five (45) days in the event of a short term supply interruption (i.e., less than two Calendar Quarters) in which Genetronics fails to supply Genetronics Devices in accordance with Merck’s Firm Orders), provided that such supply interruption is not directly and solely caused by Merck, it being understood that the Parties shall agree upon a mutually acceptable change control procedure which shall include mutually agreeable time limits for changes in Specifications by Merck.

It is contemplated that Genetronics will utilize a Third Party contract manufacturer(s) for some or all of the Genetronics Device(s) and/or component(s) thereof.  In no event shall the terms of a Third Party supply or contract manufacturing agreement be in conflict with the terms of the License Agreement or the Supply Agreement.  The agreement with any Third Party contract manufacturer shall identify Merck as a third party beneficiary and shall afford Merck certain rights, such as the ability to audit, inspect, and other customary terms. The terms of any such agreement with a Third Party contract manufacturer shall contemplate that Merck shall have the right, but not the obligation, to assume third party obligations under such agreement in the event of a Genetronics Inability to Supply (subject to the limitations of and applicable protections afforded Genetronics under the License Agreement).  In all cases (other than the case of a Genetronics Inability to Supply in which Genetronics does not have the power to control Third Party contract manufacturers chosen by Merck), Genetronics shall retain the right to control and shall be obligated to take those actions necessary to ensure that the Genetronics Devices and/or components therefore supplied by a Third Party contract manufacturer(s) are manufactured in accordance with the licensed intellectual property under the License Agreement, the Specifications, cGMP, Genetronics’ quality assurance policies, applicable laws and any other regulatory requirements.

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Specification

To be determined by Merck in consultation with Genetronics.  The definitive Supply Agreement for commercial supply shall provide for appropriate provisions relating to change control and the allocation of costs therefor.  In all cases, Merck shall provide reasonable notice of any such Specification change to Genetronics.Unless otherwise agreed by the Parties, in the event of a material change in Specifications, Merck shall nonetheless pay for (i) any Genetronics Device(s) already ordered under the old Specifications and (ii) any payments committed to Third Party suppliers for supply to Merck of Genetronics Device(s) under the old Specifications, in each case to the extent the same were pursuant to binding firm orders from Merck.  At Merck’s request, Genetronics shall destroy or deliver to Merck any Genetronics Device that was paid for by Merck.  Merck shall indemnify Genetronics to the extent that any change in Specifications requested by Merck would require a license under intellectual property held by a Third Party.  If Merck requests a change in Specifications that would not be required in order to comply with legal requirements (including cGMP), and such change in Specifications would require a substantial capital investment on the part of Genetronics, Merck and Genetronics shall negotiate in good faith and agree upon an appropriate mechanism for the equitable distribution of the financial burden of such a change in Specifications, and such mechanism shall be set forth in the definitive Supply Agreement for commercial supply.

Consequences of Termination

Merck shall have the right to terminate with ninety (90) days prior written notice prior to the first filing by Merck for Marketing Authorization in a Major Market, or thereafter with 180 days prior written notice. Merck shall pay for any Genetronics Device firm orders placed prior to receipt by Genetronics of any termination notice.  Merck shall reimburse Genetronics for (i) costs actually incurred by Genetronics pursuant to the License Agreement work plan prior to such termination, and (ii) any payments committed to Third Party suppliers for supply to Merck of Genetronics Device(s) pursuant to binding firm orders submitted by Merck.

Tooling and Equipment

Merck shall reimburse Genetronics for all tooling constructed specifically for Merck’s Product according to designs approved by Merck, such approval not to be unreasonably withheld.  Such tooling shall be the property of Genetronics, subject to Merck’s rights pursuant to the License Agreement and Supply Agreement.  All such tooling shall not be otherwise used for any other commercial purpose by Genetronics, or their Third Party suppliers, other than in direct support of supply of the Genetronics Device(s) to Merck.  Such tooling shall be maintained and insured by Genetronics during the term of this Supply Agreement.  Notwithstanding the foregoing, Genetronics shall be permitted with Merck’s prior written approval to use the tooling for limited Genetronics’ internal research purposes only in a manner which does not unreasonably interfere with Merck production runs.  Such use of tooling shall be permitted for Genetronics’ R&D only and only to the extent it does not cause appreciable wear and tear on Merck’s tooling.

Distribution	Merck to distribute all Genetronics Devices (including Genetronics Applicators and Genetronics Custom Components) for use in the Field, unless otherwise agreed by the Parties

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Indemnifications	The Parties shall incorporate the indemnification language from the License Agreement into any definitive Supply Agreement.

Regulatory

Genetronics shall be responsible for all regulatory matters, including compliance, related to all manufacture of the Genetronics Device(s) except to the extent that the Genetronics Device is, pursuant to the request of a Regulatory Authority as set forth in Section 7.1 of the License Agreement, included in the NDA for a Merck Product, in which case the parties shall share regulatory responsibility for the Genetronics Device (and a mutually agreeable mechanism for sharing such responsibility shall be included in a definitive Supply Agreement for commercial supply), provided, however, that Genetronics shall keep Merck informed, and Merck shall have the opportunity to comment and be apprised of the appropriate resolution, with regard to any such regulatory matters.

Genetronics shall negotiate terms for regulatory compliance, and supervision at any Third Party supplier, provided however, that at a minimum, such terms shall include compliance with cGMP, applicable laws and warranting product Specifications; provided, further that Merck shall have the right (i) to review, but not approve, such terms prior to execution of a supply agreement between Genetronics and such Third Party supplier, and may request reasonable changes in such terms, which reasonable changes will not be unreasonably denied by Genetronics and (ii) to audit any such facility, issue observations and agree on any appropriate corrective actions.

Merck shall also have the right to audit, or have audited, the regulatory compliance of Genetronics and to issue observations and agree upon appropriate corrective actions.

Pre-clinical and Clinical Supply	At Total Cost (as defined in the next section of this schedule, below).

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Transfer Price for Commercial Supply of Disposable Applicator(s) and Custom Components

The costs (“Cost”) of the Genetronics Applicator and Genetronics Custom Components shall be the cost from any Third Party supplier or contract manufacturer, Genetronics’ Product Cost actually incurred by it in connection with the supply of the Genetronics Device (such costs to be determined each year in accordance with the attached schedule) and the Product Cost actually incurred by Genetronics in packaging and sterilization of the Genetronics Applicator and Custom Components to the extent such costs are not included in the cost from the Third Party supplier or contract manufacturer.  For avoidance of doubt, “Product Cost” shall only include those costs actually incurred by Genetronics in supplying a sterilized and packaged Genetronics Device to Merck.

The transfer price payable by Merck to Genetronics for the supply of the Genetronics Applicator, including packaging and sterilization shall be:

(i)            If Cost for the Genetronics Applicator is < or = $[*] in any given year, the transfer price of the Applicator shall be the sum of the Applicator Cost plus $[*];

(ii)           If Cost for the Genetronics Applicator in any given year is >$[*], the transfer price of the Genetronics Applicator shall be Total Cost multiplied by two; however in no circumstance shall the mark up on the Applicator Cost exceed $[*].

Title shall transfer to Merck FCA (Incoterms 2000) Genetronics’ site of manufacture, and Merck shall pay all shipping and associated insurance costs once title has transferred to Merck.

Any Genetronics Custom Components shall be supplied at Cost [*].

Merck shall have the right to review (but not approve) agreements between Genetronics and Third Parties for the supply of Genetronics Devices (including components thereof).  Genetronics will negotiate in good faith for Third Party prices for Genetronics Applicators and Genetronics Custom Components that are competitive with those of similarly situated suppliers.

Forecasting and Ordering

Thirty days prior to the beginning of each Calendar Quarter, Merck shall provide to Genetronics rolling forecasts for its requirements for the next eight Calendar Quarters, with the last twelve months (and such longer period if practicable) showing Merck’s monthly requirements.  The first two Calendar Quarters of such rolling forecasts shall be binding firm orders, and the third Calendar Quarter shall not be subsequently increased nor decreased by more than twenty-five percent (25%), provided, however, that for pre-clinical and clinical supply and until eight Calendar Quarters after the First Commercial Sale of Product, the third Calendar Quarter shall not be subsequently increased nor decreased by more than fifty percent (50%).  Such forecasts shall include the number of Genetronics Generators, Genetronics Custom Components, and Genetronics Applicators that Merck forecasts as its requirements for delivery within each applicable Calendar Quarter.

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Transfer Price for Commercial Supply of Genetronics Generator	$[*] for currently agreed upon Specifications for Genetronics Generator; or, if Genetronics Custom Components are contained in such Genetronics Generator, $[*] or Total Cost [*], whichever is greater

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Product Cost

A.          The Product Cost for the Genetronics Device shall be Standard Cost (defined in B, below), plus Period Cost (including allocated depreciation of direct manufacturing assets) (defined in C, below).

B.    Standard Cost includes the following:

(i)    Raw materials

(ii)   Direct labor

(iii)  Factory overhead expenses

(a) Labor related (e.g., indirect hourly, salaried personnel, employee benefits, OT)

(b) Utilities (e.g., electricity, water, steam, heat)

(c) Maintenance and installation (e.g., maintain and repair existing equipment)

(d) Product quality control

(e) Other plant services (e.g., waste treatment)

(f) Production supplies and equipment related to production

The Standard Cost will be established each year for the upcoming year according to the Merck forecast for the Genetronics Device to be manufactured by Genetronics or Merck as the case may be. Genetronics and Merck will follow internal accounting policies and procedures consistent with their respective annual Profit Planning processes, including incorporating production variances into the upcoming year’s Standard Cost.

Preliminary estimates of the projected Product Cost for the Genetronics Device will be supplied on or about October 15th of each year; final, approved Product Cost for the Genetronics Device will be communicated on or about November 15th for the upcoming year.

Either Party may appoint, at its cost, an internationally recognized independent CPA firm, who shall be subject to customary confidentiality protections, to review that Standard Costs conform to the above principles. Such inspecting firm shall not use for any purpose or disclose to the other Party or its Affiliates, agents or representatives or any other person or entity any information other than information relating to the conformance of such Party’s Standard Cost to the terms of this Agreement. The right of review in respect of any calendar year will terminate at the end of the next succeeding calendar year.

C.            Period Costs (including depreciation) shall include an allocation of Period Costs from sites at which the Genetronics Device is manufactured. Each Party shall only bear its “fair share” of the capacity, required to comply with the terms of the Supply Agreement, utilized at a particular manufacturing site.

Period Costs include, but are not limited to, the following types of expenses:

•      Building repairs

•      Plant administration

•      Plant services (e.g., plant maintenance, environmental monitoring)

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•      Materials management (e.g. requisitioning, scheduling)

•      Technical services (e.g., process design, process improvement)

•      Quality assurance (e.g., technical and administrative)

•                  Allocated depreciation based upon actual utilization of direct manufacturing assets used to manufacture the Genetronics Device.

Guiding principles for calculation of Period Costs

•                  The allocation of Period Costs will be based only on the percentage of the facility dedicated to manufacturing the Genetronics Device based on total available hours of production, and shall not include any costs or charges associated with unused or underutilized capacity or facility shutdown.

•                  Merck shall pay for the portion of the total cost incurred which can be attributed to the actual manufacture of the Genetronics Device, as the case may be, including manufacturing variances.

D. Product Cost Principles.

•                  The Product Cost covers Genetronics’ or Merck’s cost of manufacturing, i.e., all relevant costs incurred at a particular manufacturing site, to manufacture the Genetronics Device, as the case may be. These costs include: Standard Cost and Period Costs (including allocated depreciation for those direct manufacturing assets used to manufacture the Genetronics Device, but not allocated capital costs).

•                  Each Party will use existing accounting, cost and depreciation allocation methodologies resident at a particular manufacturing site in determining Standard Cost and Period Cost. The objective is for all allocations to be fair and equitable between Merck and Genetronics.

E. Other Definitions

•                  Direct Assets: These assets (new or existing) can generally be considered to be located “within the factory walls” (i.e., assets within the building where manufacturing takes place AND directly used in the manufacturing process.)

Examples of assets included in this category are:

•                  For bulk chemical manufacture: reactors, columns, condensers, extractors, distributed process controls/instrumentation, factory buildings and HVAC systems.

•                  For pharmaceutical manufacture: granulators, tablet presses, material dispensing systems, packaging and cartoning lines, distributed process controls, and factory buildings and HVAC systems.

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SCHEDULE 4.3    PRESS RELEASE

[attached separately]

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